N E W S R E L E A S E

CONTACT: Paul Seavey                             FOR IMMEDIATE RELEASE
(800) 247-5279                          January 29, 2018

ELS REPORTS FOURTH QUARTER RESULTS
Continued Strong Performance; 2018 Guidance Update

CHICAGO, IL – January 29, 2018 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us,” and “our”) today announced results for the quarter and year ended December 31, 2017. All per share results are reported on a fully diluted basis unless otherwise noted.
Financial Results for the Quarter and Year Ended December 31, 2017
For the quarter ended December 31, 2017, total revenues increased $16.0 million, or 7.5 percent, to $230.0 million compared to $214.0 million for the same period in 2016. Net income available for Common Stockholders for the quarter ended December 31, 2017 increased $8.0 million, or $0.08 per Common Share, to $45.0 million, or $0.51 per Common Share, compared to $37.0 million, or $0.43 per Common Share, for the same period in 2016.
For the year ended December 31, 2017, total revenues increased $54.9 million, or 6.3 percent, to $925.3 million compared to $870.4 million for the same period in 2016. Net income available for Common Stockholders for the year ended December 31, 2017 increased $25.9 million, or $0.25 per Common Share, to $189.9 million, or $2.17 per Common Share, compared to $164.0 million, or $1.92 per Common Share, for the same period in 2016.
Non-GAAP Financial Measures and Portfolio Performance
For the quarter ended December 31, 2017, Funds from Operations (“FFO”) available for Common Stock and OP Unit holders increased $6.9 million, or $0.06 per Common Share, to $79.4 million, or $0.84 per Common Share, compared to $72.5 million, or $0.78 per Common Share, for the same period in 2016. For the year ended December 31, 2017, FFO available for Common Stock and OP Unit holders increased $28.9 million, or $0.28 per Common Share, to $331.7 million or $3.55 per Common Share, compared to $302.8 million, or $3.27 per Common Share, for the same period in 2016.
For the quarter ended December 31, 2017, Normalized Funds from Operations (“Normalized FFO”) available for Common Stock and OP Unit holders increased $7.4 million, or $0.07 per Common Share, to $82.6 million, or $0.88 per Common Share, compared to $75.2 million, or $0.81 per Common Share, for the same period in 2016. For the year ended December 31, 2017, Normalized FFO available for Common Stock and OP Unit holders increased $29.4 million, or $0.29 per Common Share, to $335.9 million, or $3.60 per Common Share, compared to $306.5 million, or $3.31 per Common Share, for the same period in 2016.
For the quarter ended December 31, 2017, property operating revenues, excluding deferrals, increased $12.4 million to $215.3 million compared to $202.9 million for the same period in 2016. For the year ended December 31, 2017, property operating revenues, excluding deferrals, increased $56.8 million to $875.9 million compared to $819.1 million for the same period in 2016. For the quarter ended December 31, 2017, income from property operations, excluding deferrals and property management, increased $5.3 million to $125.0 million compared to $119.7 million for the same period in 2016. For the year ended December 31, 2017, income from property operations, excluding deferrals and property management, increased $28.9 million to $508.8 million compared to $479.9 million for the same period in 2016.

i

For the quarter ended December 31, 2017, Core property operating revenues, excluding deferrals, increased approximately 6.2 percent and Core income from property operations, excluding deferrals and property management, increased approximately 4.7 percent compared to the same period in 2016. For the year ended December 31, 2017, Core property operating revenues, excluding deferrals, increased approximately 5.8 percent and Core income from property operations, excluding deferrals and property management, increased approximately 5.0 percent compared to the same period in 2016.
Acquisition Activity
During the quarter, we completed the acquisition of Bethpage Camp Resort and Grey's Point Camp, two RV resorts located in Chesapeake Bay, Virginia, having 1,034 and 728 sites, respectively. The aggregate purchase price of $134.4 million was funded with sales of shares of our common stock under our at-the-market ("ATM") equity offering program as discussed further below, proceeds from our revolving credit facility, and available cash.
Balance Sheet Activity
During the quarter, we sold 895,104 shares of common stock as part of our ATM equity offering program at a weighted average price of $87.88, resulting in net cash proceeds of $77.7 million.
On October 16, 2017, we entered into a $204.4 million secured facility with Fannie Mae, maturing in 2037 and bearing interest at 3.97 percent per annum. We used the proceeds to pay, in full, $202.2 million of loans including $2.7 million in early debt retirement costs. These loans were scheduled to mature in 2018.
On October 27, 2017, we entered into a new credit agreement, which amends and restates the terms of the obligations owed by us under the previous credit agreement dated as of July 17, 2014. Under the new credit agreement, we have access to a $400.0 million unsecured line of credit ("LOC") and a $200.0 million senior unsecured term loan. In conjunction with the new credit agreement, we also extended the maturity of our term loan to April 27, 2023.
Hurricane Irma
During the quarter ended December 31, 2017, we recorded expense of $4.3 million related to debris removal and cleanup following Hurricane Irma. In addition, we recorded insurance recovery revenue of $5.5 million, which includes insurance proceeds received as a result of our first claim submission.  During the quarter ended December 31, 2017, operations at our Florida Keys RV resorts were interrupted, therefore we designated them as Non-core properties. This change is reflected throughout the results presented in this release and in our Supplemental Financial Information package.
About Equity LifeStyle Properties
We are a self-administered, self-managed real estate investment trust (“REIT”) with headquarters in Chicago. As of January 29, 2018, we own or have an interest in 406 quality properties in 32 states and British Columbia consisting of 151,323 sites.
For additional information, please contact our Investor Relations Department at (800) 247-5279 or at investor_relations@equitylifestyle.com.
Conference Call
A live webcast of our conference call discussing these results will take place tomorrow, Tuesday, January 30, 2018, at 10:00 a.m. Central Time. Please visit the Investor Information section at www.equitylifestyleproperties.com for the link. A replay of the webcast will be available for two weeks at this site.
Reporting Calendar
Quarterly financial results and related earnings conference calls for the next three quarters are expected to occur as follows:

ii

	Release Date	Earnings Call
Fourth Quarter 2017	Monday, January 29, 2018	Tuesday, January 30, 2018 10:00 a.m. CT
First Quarter 2018	Monday, April 23, 2018	Tuesday, April 24, 2018 10:00 a.m. CT
Second Quarter 2018	Monday, July 23, 2018	Tuesday, July 24, 2018 10:00 a.m. CT
Third Quarter 2018	Monday, October 22, 2018	Tuesday, October 23, 2018 10:00 a.m. CT
Forward-Looking Statements
In addition to historical information, this press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate," "expect," "believe," "project," "intend," "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•
our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);

•	our ability to maintain historical or increase future rental rates and occupancy with respect to properties currently owned or that we may acquire;

•	our ability to retain and attract customers renewing, upgrading and entering right-to-use contracts;

•	our assumptions about rental and home sales markets;

•	our assumptions and guidance concerning 2018 estimated net income, FFO and Normalized FFO;

•	our ability to manage counterparty risk;

•
in the age-qualified properties, home sales results could be impacted by the ability of potential home buyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•
results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single-family housing and not manufactured housing;

•	effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;

•	the completion of future transactions in their entirety, if any, and timing and effective integration with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the properties under the Codification Topic "Revenue Recognition";

•	the outcome of pending or future lawsuits or actions brought against us, including those disclosed in our filings with the Securities and Exchange Commission; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.

For further information on these and other factors that could impact us and the statements contained herein, refer to our filings with the Securities and Exchange Commission, including “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

iii

Investor Information

Equity Research Coverage (1)
Robert W. Baird & Company	Cantor Fitzgerald	Green Street Advisors
Drew T. Babin	Gaurav Mehta	Ryan Burke/Ryan Lumb
215-553-7816	212-915-1221	949-640-8780
dbabin@rwbaird.com	gmehta@cantor.com	rburke@greenstreetadvisors.com
rlumb@greenstreetadvisors.com

Bank of America Merrill Lynch Global Research	Citi Research	Wells Fargo Securities
Jeffrey Spector	Michael Bilerman/ Nick Joseph	Todd Stender
646-855-1363	212-816-1383	562-637-1371
jeff.spector@baml.com	michael.bilerman@citi.com	todd.stender@wellsfargo.com
nicholas.joseph@citi.com

BMO Capital Markets	Evercore ISI
John Kim	Steve Sakwa/ Samir Khanal
212-885-4115	212-446-5600
johnp.kim@bmo.com	steve.sakwa@evercoreisi.com
samir.khanal@evercoreisi.com

______________________

1.
Any opinions, estimates or forecasts regarding our performance made by these analysts or agencies do not represent our opinions, forecasts or predictions. We do not by reference to these firms imply our endorsement of or concurrence with such information, conclusions or recommendations.

4Q 2017 Supplemental information	1	Equity LifeStyle Properties, Inc.

Financial Highlights

(In millions, except Common Stock and OP Units outstanding and per share data, unaudited)

	As of and for the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Operating Information
Total revenues	$230.0	$241.6	$221.3	$232.4	$214.0
Net income	$48.0	$54.9	$44.5	$63.1	$42.4
Net income available for Common Stockholders	$45.0	$48.5	$39.5	$56.9	$37.0
Adjusted EBITDA (1)	$106.7	$111.5	$100.8	$118.9	$101.4
FFO available for Common Stock and OP Unit holders(1)(2)	$79.4	$84.3	$74.9	$93.1	$72.5
Normalized FFO available for Common Stock and OP Unit holders(1)(2)	$82.6	$85.1	$75.1	$93.2	$75.2
Funds available for distribution (FAD) available for Common Stock and OP Unit holders(1)(2)	$72.6	$74.0	$63.5	$86.0	$65.8

Common Stock Outstanding (In thousands) and Per Share Data
Common Stock and OP Units, end of the period	94,420	93,334	92,840	92,780	92,699
Weighted average Common Stock and OP Units outstanding - fully diluted	94,295	93,324	93,063	93,011	92,965
Net income per Common Share - fully diluted	$0.51	$0.56	$0.45	$0.65	$0.43
FFO per Common Share - fully diluted	$0.84	$0.90	$0.81	$1.00	$0.78
Normalized FFO per Common Share - fully diluted	$0.88	$0.91	$0.81	$1.00	$0.81
Dividends per Common Share	$0.488	$0.488	$0.488	$0.488	$0.425

Balance Sheet
Total assets	$3,610	$3,526	$3,485	$3,471	$3,479
Total liabilities	$2,510	$2,511	$2,386	$2,371	$2,397

Market Capitalization
Total debt	$2,224	$2,200	$2,072	$2,078	$2,110
Total market capitalization (3)	$10,629	$10,141	$10,224	$9,364	$8,930

Ratios
Total debt / total market capitalization	20.9%	21.7%	20.3%	22.2%	23.6%
Total debt + preferred stock / total market capitalization	20.9%	21.7%	21.6%	23.6%	25.2%
Total debt / Adjusted EBITDA (4)	5.1	5.1	4.9	5.0	5.1
Interest coverage (5)	4.4	4.4	4.3	4.2	4.1
Fixed charges + preferred distributions coverage (6)	4.1	4.0	3.9	3.8	3.7

______________________

1.
See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for definitions of Adjusted EBITDA, FFO, Normalized FFO and FAD; and reconciliation of Consolidated net income to Adjusted EBITDA.

2.
See page 7 for a reconciliation of Net income available for Common Stockholders to Non-GAAP financial measures FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD available for Common Stock and OP Unit holders.

3.	See page 16 for market capitalization calculation as of December 31, 2017.

4.
Calculated using trailing twelve months Adjusted EBITDA. We believe trailing twelve months Adjusted EBITDA provides additional information for determining our ability to meet future debt service requirements.

5.	Interest coverage is calculated by dividing trailing twelve months Adjusted EBITDA by the interest expense incurred during the same period.

6.
See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for a definition of fixed charges. This ratio is calculated by dividing trailing twelve months Adjusted EBITDA by the sum of fixed charges and preferred stock dividends during the same period.

4Q 2017 Supplemental information	2	Equity LifeStyle Properties, Inc.

Balance Sheet

(In thousands, except share and per share data)

	December 31, 2017	December 31, 2016
	(unaudited)
Assets
Investment in real estate:
Land	$1,221,375	$1,163,987
Land improvements	3,045,221	2,893,759
Buildings and other depreciable property	649,217	627,590
	4,915,813	4,685,336
Accumulated depreciation	(1,516,694)	(1,399,531)
Net investment in real estate	3,399,119	3,285,805
Cash	31,085	56,340
Notes receivable, net	49,477	34,520
Investment in unconsolidated joint ventures	53,080	19,369
Deferred commission expense	31,443	31,375
Escrow deposits, goodwill, and other assets, net (1)	45,828	51,578
Total Assets	$3,610,032	$3,478,987
Liabilities and Equity
Liabilities:
Mortgage notes payable	$1,971,715	$1,891,900
Term loan	198,302	199,379
Unsecured lines of credit	30,000	—
Accrued expenses and accounts payable (1)	80,744	89,864
Deferred revenue – upfront payments from right-to-use contracts	85,596	81,484
Deferred revenue – right-to-use annual payments	9,932	9,817
Accrued interest payable	8,387	8,379
Rents and other customer payments received in advance and security deposits	79,267	76,906
Distributions payable	46,047	39,411
Total Liabilities	2,509,990	2,397,140
Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized as of December 31, 2017 and 9,945,539 shares authorized as of December 31, 2016; none issued and outstanding.	—	—
6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value, no shares authorized as of December 31, 2017 and 54,461 shares authorized as of December 31, 2016; none issued and outstanding as of December 31, 2017 and 54,458 shares issued and outstanding as of December 31, 2016.	—	136,144
Common stock, $0.01 par value, 200,000,000 shares authorized as of December 31, 2017 and December 31, 2016; 88,585,160 and 85,529,386 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	883	854
Paid-in capital	1,242,109	1,103,048
Distributions in excess of accumulated earnings	(211,980)	(231,276)
Accumulated other comprehensive income (loss)	942	(227)
Total Stockholders’ Equity	1,031,954	1,008,543
Non-controlling interests – Common OP Units	68,088	73,304
Total Equity	1,100,042	1,081,847
Total Liabilities and Equity	$3,610,032	$3,478,987

1.
As of December 31, 2016, Escrow deposits, goodwill, and other assets, net includes insurance receivable of approximately $10.9 million, and Accrued expenses and accounts payable includes approximately $13.3 million litigation settlement payable related to resolution of the California lawsuits. These amounts were received and paid during the first quarter of 2017.

4Q 2017 Supplemental information	3	Equity LifeStyle Properties, Inc.

Consolidated Income Statement

(In thousands, unaudited)

	Quarters Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Community base rental income	$123,780	$118,120	$489,613	$464,745
Rental home income	3,515	3,535	14,344	14,107
Resort base rental income	49,212	46,881	218,806	201,533
Right-to-use annual payments	11,665	11,445	45,798	45,035
Right-to-use contracts current period, gross	2,920	3,037	14,132	12,327
Right-to-use contract upfront payments, deferred, net	(342)	(652)	(4,108)	(3,079)
Utility and other income	24,181	19,937	93,252	81,427
Gross revenues from home sales	11,430	8,952	36,302	37,191
Brokered resale revenue and ancillary services revenues, net	(290)	258	3,798	2,994
Interest income	2,038	1,793	7,580	6,845
Income from other investments, net	1,877	736	5,795	7,310
Total revenues	229,986	214,042	925,312	870,435

Expenses:
Property operating and maintenance	73,000	65,238	294,119	268,249
Rental home operating and maintenance	1,698	2,009	6,610	6,883
Real estate taxes	13,024	13,502	55,010	53,036
Sales and marketing, gross	2,577	2,532	11,438	11,056
Right-to-use contract commissions, deferred, net	18	(11)	(354)	(223)
Property management	12,509	11,413	51,252	47,083
Depreciation on real estate assets and rental homes	30,606	30,198	121,455	117,400
Amortization of in-place leases	103	1,234	2,231	3,373
Cost of home sales	11,122	8,949	36,513	37,456
Home selling expenses	885	1,027	4,186	3,575
General and administrative	8,398	7,688	31,737	31,004
Other expenses, including property rights initiatives (1)	334	2,950	1,148	4,986
Early debt retirement	2,785	—	2,785	—
Interest and related amortization	25,842	25,395	100,570	102,030
Total expenses	182,901	172,124	718,700	685,908
Income before equity in income of unconsolidated joint ventures	47,085	41,918	206,612	184,527
Equity in income of unconsolidated joint ventures	889	463	3,765	2,605
Consolidated net income	47,974	42,381	210,377	187,132

Income allocated to non-controlling interest-Common OP Units	(2,963)	(3,099)	(12,788)	(13,869)
Perpetual preferred stock dividends and original issuance costs	(18)	(2,316)	(7,685)	(9,226)
Net income available for Common Stockholders	$44,993	$36,966	$189,904	$164,037

1. Other expenses, including property rights initiatives includes net expense of $2.4 million for the quarter and year ended December 31, 2016, related to resolution of the California lawsuits.

4Q 2017 Supplemental information	4	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures

4Q 2017 Supplemental information	5	Equity LifeStyle Properties, Inc.

Fourth Quarter 2017 - Selected Non-GAAP Financial Measures

(In millions, except per share data, unaudited)

Quarter Ended
December 31, 2017
Income from property operations, excluding deferrals and property management - 2017 Core (1)	$122.7
Income from property operations, excluding deferrals and property management - Non-Core(2)	2.3
Property management and general and administrative (excluding transaction costs)	(20.5)
Other income and expenses	4.0
Financing costs and other	(25.9)
Normalized FFO available for Common Stock and OP Unit holders (3)	82.6
Transaction costs (4)	(0.4)
Early debt retirement	(2.8)
FFO available for Common Stock and OP Unit holders (3)	$79.4

Normalized FFO per Common Share - fully diluted	$0.88
FFO per Common Share - fully diluted	$0.84

Normalized FFO available for Common Stock and OP Unit holders (3)	$82.6
Non-revenue producing improvements to real estate	(10.0)
FAD available for Common Stock and OP Unit holders (3)	$72.6

Weighted average Common Stock and OP Units - fully diluted	94.3

__________________

1.
See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for definitions of Non-GAAP financial measures Income from property operations, excluding deferrals and property management, and Core, and reconciliation of income from property operations, excluding deferrals and property management to income before equity in income of unconsolidated joint ventures. See page 9 for details of the 2017 Core Income from Property Operations, excluding deferrals and property management.

2.
See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for a definition of Non-Core properties. See page 10 for details of the Income from Property Operations, excluding deferrals and property management for the Non-Core properties.

3.
See page 7 for a reconciliation of Net income available for Common Stockholders to Non-GAAP financial measures FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD available for Common Stock and OP Unit holders. See definitions of Non-GAAP financial measures of FFO, Normalized FFO and FAD and Non-revenue producing improvements in Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information.

4.	Included in General and administrative on the Consolidated Income Statement on page 4.

4Q 2017 Supplemental information	6	Equity LifeStyle Properties, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(In thousands, except per share data, unaudited)

	Quarters Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income available for Common Stockholders	$44,993	$36,966	$189,904	$164,037
Income allocated to Common OP Units	2,963	3,099	12,788	13,869
Right-to-use contract upfront payments, deferred, net (1)	342	652	4,108	3,079
Right-to-use contract commissions, deferred, net (2)	18	(11)	(354)	(223)
Depreciation on real estate assets	28,075	27,519	111,014	106,736
Depreciation on rental homes	2,531	2,679	10,441	10,664
Amortization of in-place leases	103	1,234	2,231	3,373
Depreciation on unconsolidated joint ventures	362	324	1,533	1,292
FFO available for Common Stock and OP Unit holders (3)	79,387	72,462	331,665	302,827
Transaction costs (4)	400	292	724	1,217
Early debt retirement	2,785	—	2,785	—
Preferred stock original issuance costs (5)	—	—	757	—
Litigation settlement, net (6)	—	2,415	—	2,415
Normalized FFO available for Common Stock and OP Unit holders(3)	82,572	75,169	335,931	306,459
Non-revenue producing improvements to real estate	(10,010)	(9,419)	(39,833)	(37,765)
FAD available for Common Stock and OP Unit holders (3)	$72,562	$65,750	$296,098	$268,694

Net income available per Common Share - Basic	$0.51	$0.43	$2.18	$1.93
Net income available per Common Share - Fully Diluted	$0.51	$0.43	$2.17	$1.92

FFO per Common Share & OP Units-Basic	$0.85	$0.78	$3.57	$3.29
FFO per Common Share & OP Units-Fully Diluted	$0.84	$0.78	$3.55	$3.27

Normalized FFO per Common Share & OP Units-Basic	$0.88	$0.81	$3.61	$3.33
Normalized FFO per Common Share & OP Units-Fully Diluted	$0.88	$0.81	$3.60	$3.31

Average Common Stock - Basic	88,115	85,163	86,997	84,778
Average Common Stock and OP Units - Basic	93,949	92,361	93,030	91,982
Average Common Stock and OP Units - Fully Diluted	94,295	92,965	93,425	92,569

_____________________________

1.
We are required by GAAP to defer, over the estimated customer life, recognition of non-refundable upfront payments from sales of new and upgrade right-to-use contracts. For 2017, the customer life is estimated to be 40 years and is based upon our experience operating the membership platform since 2008. The amount shown represents the deferral of a substantial portion of current period upgrade sales, offset by amortization of prior period sales.

2.
We are required by GAAP to defer recognition of commissions paid related to the entry of right-to-use contracts. The deferred commissions will be amortized using the same method as used for the related non-refundable upfront payments from the entry of right-to-use contracts and upgrade sales. The amount shown represents the deferral of a substantial portion of current period commissions on those contracts, offset by the amortization of prior period commissions.

3.
See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for Non-GAAP financial measure definitions of FFO, Normalized FFO and FAD and for a definition of Non-revenue producing improvements.

4.	Included in General and administrative on the Consolidated Income Statement on page 4.

5.
During the quarter ended September 30, 2017, we redeemed our 6.75% Series C Preferred Stock for $136.1 million. In connection with the redemption, we recorded expense of $0.8 million for the original issuance costs associated with the Series C Preferred Stock.

6.	Litigation settlement, net of $2.4 million for the quarter and year ended December 31, 2016, related to resolution of the California lawsuits.

4Q 2017 Supplemental information	7	Equity LifeStyle Properties, Inc.

Consolidated Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Community base rental income (2)	$123.8	$118.1	$489.6	$464.7
Rental home income	3.5	3.5	14.3	14.1
Resort base rental income (3)	49.2	46.9	218.8	201.5
Right-to-use annual payments	11.7	11.4	45.8	45.0
Right-to-use contracts current period, gross	2.9	3.0	14.1	12.3
Utility and other income (4)	24.2	20.0	93.3	81.5
Property operating revenues	215.3	202.9	875.9	819.1

Property operating, maintenance and real estate taxes (4)	86.0	78.7	349.1	321.2
Rental home operating and maintenance	1.7	2.0	6.6	6.9
Sales and marketing, gross	2.6	2.5	11.4	11.1
Property operating expenses	90.3	83.2	367.1	339.2
Income from property operations, excluding deferrals and property management (1)	$125.0	$119.7	$508.8	$479.9

Manufactured home site figures and occupancy averages:
Total sites	71,109	70,992	71,064	70,629
Occupied sites	67,098	66,482	66,894	65,893
Occupancy %	94.4%	93.6%	94.1%	93.3%
Monthly base rent per site	$615	$592	$610	$588

Resort base rental income:
Annual	$34.6	$32.7	$133.2	124.3
Seasonal	7.8	6.9	36.2	31.5
Transient	6.8	7.3	49.4	45.7
Total resort base rental income	$49.2	$46.9	$218.8	$201.5

_________________________

1.
See page 4 for the Consolidated Income Statement and see Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for Non-GAAP measure definitions and reconciliation of Income from property operations, excluding deferrals and property management.

2.	See the manufactured home site figures and occupancy averages below within this table.

3.	See resort base rental income detail included below within this table.

4.
Includes impact for Hurricane Irma. Utility and other income includes insurance recovery revenues of $4.1 million and $7.2 million for the quarter and year ended December 31, 2017, respectively. Property operating, maintenance and real estate taxes includes debris removal and cleanup costs of $4.2 million and $7.5 million for the quarter and year ended December 31, 2017, respectively.

4Q 2017 Supplemental information	8	Equity LifeStyle Properties, Inc.

2017 Core Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended			Year Ended
	December 31,		%	December 31,		%
	2017	2016	Change (2)	2017	2016	Change (2)
Community base rental income (3)	$122.4	$117.0	4.6%	$484.5	$462.3	4.8%
Rental home income	3.5	3.5	(0.6)%	14.3	14.1	1.7%
Resort base rental income (4)	46.0	42.6	7.9%	199.9	188.8	5.9%
Right-to-use annual payments	11.6	11.4	1.7%	45.7	45.0	1.6%
Right-to-use contracts current period, gross	2.9	3.0	(3.9)%	14.1	12.3	14.6%
Utility and other income (5)	23.0	19.5	17.4%	90.3	80.2	12.7%
Property operating revenues	209.4	197.0	6.2%	848.8	802.7	5.8%

Property operating, maintenance and real estate taxes (5)	82.4	75.3	9.5%	334.8	312.5	7.1%
Rental home operating and maintenance	1.7	2.0	(15.6)%	6.6	6.9	(4.0)%
Sales and marketing, gross	2.6	2.5	1.7%	11.4	11.1	3.4%
Property operating expenses	86.7	79.8	8.6%	352.8	330.5	6.8%
Income from property operations, excluding deferrals and property management (1)	$122.7	$117.2	4.7%	$496.0	$472.2	5.0%
Occupied sites (6)	66,201	65,726

Core manufactured home site figures and occupancy averages:
Total sites	69,981	69,973		69,981	69,981
Occupied sites	66,099	65,597		65,942	65,377
Occupancy %	94.5%	93.7%		94.2%	93.4%
Monthly base rent per site	$617	$595		$612	$589

Resort base rental income:
Annual	$33.1	$31.2	6.1%	$128.0	$121.1	5.6%
Seasonal	7.0	5.9	17.4%	29.8	27.4	9.0%
Transient	5.9	5.5	7.6%	42.1	40.3	4.5%
Total resort base rental income	$46.0	$42.6	7.9%	$199.9	$188.8	5.9%

___________________________

1.
See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for definitions of Non-GAAP measures Income from property operations, excluding deferrals and property management, and Core. Core excludes the results of Sunshine Key and Fiesta Key RV Resorts.

2.	Calculations prepared using actual results without rounding.

3.	See the Core manufactured home site figures and occupancy averages included below within this table.

4.	See resort base rental income detail included below within this table.

5.
Includes impact for Hurricane Irma. Utility and other income includes insurance recovery revenues of $3.0 million and $6.0 million for the quarter and year ended December 31, 2017, respectively. Property operating, maintenance and real estate taxes includes debris removal and cleanup costs of $3.0 million and $6.3 million for the quarter and year ended December 31, 2017, respectively.

6.	Occupied sites as of the end of the period shown. Occupied sites have increased by 475 from 65,726 at December 31, 2016.

4Q 2017 Supplemental information	9	Equity LifeStyle Properties, Inc.

Non-Core - Income from Property Operations (1)

(In millions, unaudited)

	Quarter Ended	Year Ended
	December 31, 2017	December 31, 2017
Community base rental income	$1.4	$5.1
Resort base rental income	3.2	18.9
Utility income and other property income (2)	1.3	2.9
Property operating revenues	5.9	26.9

Property operating expenses (2)	3.6	14.3
Income from property operations, excluding deferrals and property management	$2.3	$12.6

______________________

1.	See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for a definition of Non-Core properties.

2.
Includes impact for Hurricane Irma. Utility and other income includes insurance recovery revenues of $1.1 million for both the quarter and year ended December 31, 2017. Property operating, maintenance and real estate taxes includes debris removal and cleanup costs of $1.2 million and $1.2 million for the quarter and year ended December 31, 2017, respectively.

4Q 2017 Supplemental information	10	Equity LifeStyle Properties, Inc.

Income from Rental Home Operations

(In millions, except occupied rentals, unaudited)

	Quarters Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Manufactured homes:
New home	$6.3	$6.4	$27.0	$25.2
Used home	5.5	5.9	21.9	24.6
Rental operations revenues (1)	11.8	12.3	48.9	49.8
Rental operations expense	1.7	2.0	6.6	6.9
Income from rental operations	10.1	10.3	42.3	42.9
Depreciation on rental homes	2.5	2.7	10.4	10.7
Income from rental operations, net of depreciation(2)	$7.6	$7.6	$31.9	$32.2

Occupied rentals: (3)
New	2,533	2,375
Used	1,884	2,376
Total occupied rental sites	4,417	4,751

	As of
	December 31, 2017		December 31, 2016
Cost basis in rental homes: (4)	Gross	Net of Depreciation	Gross	Net of Depreciation
New	$132.5	$105.8	$126.5	$103.5
Used	43.4	23.8	51.5	32.3
Total rental homes	$175.9	$129.6	$178.0	$135.8

__________________________

1.
For the quarters ended December 31, 2017 and 2016, approximately $8.3 million and $8.8 million, respectively, of the rental operations revenue are included in the Community base rental income in the Consolidated Income from Property Operations table on page 8. For the years ended December 31, 2017 and 2016 , approximately $34.6 million and $35.7 million, respectively, of the rental operations revenue are included in the Community base rental income in the Consolidated Income from Property Operations table on page 8. The remainder of the rental operations revenue is included in the Rental home income in the Consolidated Income from Property Operations table on page 8.

2.	See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for the Non-GAAP measure definition of Income from rental operations, net of depreciation.

3.
Occupied rentals as of the end of the period in our Core portfolio. Included in the quarters ended December 31, 2017 and 2016 are 268 and 183 homes rented through our ECHO joint venture, respectively. For the years ended December 31, 2017 and 2016, the rental home investment associated with our ECHO joint venture totals approximately $9.1 million and $7.1 million, respectively.

4.
Includes both occupied and unoccupied rental homes. New home cost basis does not include the costs associated with our ECHO joint venture. At December 31, 2017 and 2016, our investment in the ECHO joint venture was approximately $15.6 million and $15.4 million, respectively.

4Q 2017 Supplemental information	11	Equity LifeStyle Properties, Inc.

Total Sites and Home Sales

(In thousands, except sites and home sale volumes, unaudited)

Summary of Total Sites as of December 31, 2017
Sites
Community sites	71,100
Resort sites:
Annuals	27,800
Seasonal	11,200
Transient	11,200
Membership (1)	24,100
Joint Ventures (2)	5,900
Total	151,300

Home Sales - Select Data
	Quarters Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Total New Home Sales Volume (3)	184	150	597	658
New Home Sales Volume - ECHO joint venture	32	46	158	208
New Home Sales Gross Revenues(3)	$9,035	$6,574	$25,759	$26,074

Total Used Home Sales Volume	326	278	1,280	1,266
Used Home Sales Gross Revenues	$2,395	$2,378	$10,543	$11,117

Brokered Home Resales Volume	221	207	880	792
Brokered Home Resale Revenues, net	$310	$314	$1,235	$1,198

__________________________

1.	Sites primarily utilized by approximately 106,500 members. Includes approximately 5,800 sites rented on an annual basis.

2.	Joint venture income is included in the Equity in income from unconsolidated joint ventures in the Consolidated Income Statement on page 4.

3.	Total new home sales volume includes home sales from our ECHO joint venture. New home sales gross revenues does not include the revenues associated with our ECHO joint venture.

4Q 2017 Supplemental information	12	Equity LifeStyle Properties, Inc.

2018 Guidance - Selected Financial Data (1)

Our guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2018 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases in annual payments under right-to-use contracts; (v) occupancy changes; (vi) our ability to retain and attract customers renewing or entering right-to-use contracts; (vii) our ability to integrate and operate recent acquisitions in accordance with our estimates; (viii) completion of pending transactions in their entirety and on assumed schedule; (ix) ongoing legal matters and related fees; and (x) costs to restore property operations and potential revenue losses following storms or other unplanned events.

(In millions, except per share data, unaudited)

	Quarter Ending	Year Ending
	March 31, 2018	December 31, 2018
Income from property operations, excluding deferrals and property management - 2018 Core (2)	$138.2	$527.2
Income from property operations - Non-Core (3)	1.3	9.3
Property management and general and administrative	(20.9)	(84.5)
Other income and expenses	4.2	15.5
Financing costs and other	(25.7)	(103.5)
Normalized FFO and FFO available for Common Stock and OP Unit holders (4)	97.1	364.0
Depreciation on real estate and other	(29.5)	(117.0)
Depreciation on rental homes	(2.5)	(10.1)
Deferral of right-to-use contract sales revenue and commission, net	(1.1)	(5.3)
Income allocated to non-controlling interest-Common OP Units	(3.8)	(13.7)
Net income available for Common Stockholders	$60.2	$217.9

Net income per Common Share - fully diluted (5)	$0.65 - $0.71	$2.40 - $2.50
FFO per Common Share - fully diluted	$1.00 - $1.06	$3.80 - $3.90
Normalized FFO per Common Share - fully diluted	$1.00 - $1.06	$3.80 - $3.90

Weighted average Common Stock outstanding - fully diluted	94.6	94.7

_____________________________________

1.
Each line item represents the mid-point of a range of possible outcomes and reflects management’s estimate of the most likely outcome. Actual Normalized FFO available for Common Stock and OP Unit holders, Normalized FFO per Common Share, FFO available for Common Stock and OP Unit holders, FFO per Common Share, Net income available for Common Stockholders and Net income per Common Share could vary materially from amounts presented above if any of our assumptions is incorrect.

2.
See page 14 for 2018 Core Guidance Assumptions. Amount represents 2017 income from property operations, excluding deferrals and property management, from the 2018 Core properties of $133.4 million multiplied by an estimated growth rate of 3.6% and $505.5 million multiplied by an estimated growth rate of 4.3% for the quarter and year ending December 31, 2018, respectively.

3.	See page 14 for the 2018 Assumptions regarding the Non-Core properties.

4.	See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for definitions of Normalized FFO and FFO.

5.	Net income per fully diluted Common Share is calculated before Income allocated to non-controlling interest-Common OP Units.

4Q 2017 Supplemental information	13	Equity LifeStyle Properties, Inc.

2018 Core Guidance Assumptions (1)
(In millions, unaudited)

	Quarter Ended	First Quarter 2018	Year Ended	2018
	March 31, 2017	Growth Factors (2)	December 31, 2017	Growth Factors (2)
Community base rental income	$120.7	4.5%	$489.1	4.1%
Rental home income	3.6	(0.3)%	14.3	(3.7)%
Resort base rental income (3)	57.7	5.1%	211.1	4.7%
Right-to-use annual payments	11.3	1.2%	45.8	1.0%
Right-to-use contracts current period, gross	3.2	(1.5)%	14.1	1.1%
Utility and other income	21.9	(0.2)%	92.0	(8.5)%
Property operating revenues	218.4	3.9%	866.4	2.6%

Property operating, maintenance, and real estate taxes	80.7	4.3%	342.9	0.1%
Rental home operating and maintenance	1.6	(0.1)%	6.6	(2.8)%
Sales and marketing, gross	2.7	9.3%	11.4	4.3%
Property operating expenses	85.0	4.3%	360.9	0.1%
Income from property operations, excluding deferrals and property management	$133.4	3.6%	$505.5	4.3%

Resort base rental income:
Annual	$31.8	5.6%	$131.7	5.1%
Seasonal	17.1	4.2%	33.6	2.9%
Transient	8.8	5.0%	45.8	5.0%
Total resort base rental income	$57.7	5.1%	$211.1	4.7%

2018 Assumptions Regarding Non-Core Properties (1)
(In millions, unaudited)

	Quarter Ending	Year Ending
	March 31, 2018 (4)	December 31, 2018 (4)
Community base rental income	$0.2	$0.8
Resort base rental income	2.0	14.6
Utility income and other property income	0.9	3.7
Property operating revenues	3.1	19.1

Property operating, maintenance, and real estate taxes	1.8	9.8
Property operating expenses	1.8	9.8
Income from property operations, excluding deferrals and property management	$1.3	$9.3

_____________________________________

1.	See Non-GAAP Financial Measure Definitions and Other Terms at the end of the supplemental information for a definition of Core and Non-Core properties.

2.
Management’s estimate of the growth of property operations in the 2018 Core Properties compared to actual 2017 performance. Represents our estimate of the mid-point of a range of possible outcomes. Calculations prepared using actual results without rounding. Actual growth could vary materially from amounts presented above if any of our assumptions is incorrect.

3.	See Resort base rental income table included below within this table.

4.
Each line item represents our estimate of the mid-point of a possible range of outcomes and reflects management’s best estimate of the most likely outcome for the Non-Core properties. Actual income from property operations for the Non-Core properties could vary materially from amounts presented above if any of our assumptions is incorrect.

4Q 2017 Supplemental information	14	Equity LifeStyle Properties, Inc.

Right-To-Use Memberships - Select Data

(In thousands, except member count, number of Thousand Trails Camping Pass, number of annuals and number of upgrades, unaudited)

	Year Ended December 31,
	2014	2015	2016	2017	2018 (1)
Member Count (2)	96,130	102,413	104,728	106,456	108,100
Thousand Trails Camping Pass (TTC) Origination (3)	18,187	25,544	29,576	31,618	32,800
TTC Sales	10,014	11,877	12,856	14,128	14,700
RV Dealer TTC Activations	8,173	13,667	16,720	17,490	18,100
Number of annuals (4)	5,142	5,470	5,756	5,843	6,100
Number of upgrade sales (5)	2,978	2,687	2,477	2,514	2,600

Right-to-use annual payments	$44,860	$44,441	$45,036	$45,798	$46,300
Resort base rental income from annuals	$12,491	$13,821	$15,413	$16,841	$18,400
Resort base rental income from seasonals/transients	$13,894	$15,795	$17,344	$18,231	$19,900
Upgrade contract initiations (6)	$13,892	$12,783	$12,312	$14,130	$14,300
Utility and other income	$2,455	$2,430	$2,442	$2,254	$2,200

________________________________

1.
Guidance estimate. Each line item represents our estimate of the mid-point of a possible range of outcomes and reflects management’s best estimate of the most likely outcome. Actual figures could vary materially from amounts presented above if any of our assumptions is incorrect.

2.	Members have entered into right-to-use contracts with us that entitle them to use certain properties on a continuous basis for up to 21 days.

3.	TTCs allow access to any of five geographic areas in the United States.

4.	Members who rent a specific site for an entire year in connection with their right-to-use contract.

5.
Existing customers that have upgraded agreements are eligible for longer stays, can make earlier reservations, may receive discounts on rental units, and may have access to additional properties. Upgrades require a non-refundable upfront payment.

6.	Revenues associated with contract upgrades, included in Right-to-use contracts current period, gross, on our Consolidated Income Statement on page 4.

4Q 2017 Supplemental information	15	Equity LifeStyle Properties, Inc.

Market Capitalization

(In millions, except share and OP Unit data, unaudited)

Capital Structure as of December 31, 2017

	Total Common Stock/Units	% of Total Common Stock/Units	Total	% of Total	% of Total Market Capitalization

Secured Debt			$1,994	89.7%
Unsecured Debt			230	10.3%
Total Debt (1)			$2,224	100.0%	20.9%

Common Stock	88,585,160	93.8%
OP Units	5,834,753	6.2%
Total Common Stock and OP Units	94,419,913	100.0%
Common Stock price at December 31, 2017	$89.02
Fair Value of Common Stock and OP Units			$8,405	100.0%
Total Equity			$8,405	100.0%	79.1%

Total Market Capitalization			$10,629		100.0%

_________________
1.    Excludes deferred financing costs of approximately $23.7 million.

4Q 2017 Supplemental information	16	Equity LifeStyle Properties, Inc.

Debt Maturity Schedule

Debt Maturity Schedule as of December 31, 2017
(In thousands, unaudited)

Year	Secured Debt(1)	Weighted Average Interest Rate		Unsecured Debt	Weighted Average Interest Rate(1)	Total Debt	% of Total Debt	Weighted Average Interest Rate(1)
2018	3,020	8.00%		—	—	3,020	0.14%	8.00%
2019	197,226	6.27%		—	—	197,226	9.00%	6.27%
2020	119,500	6.14%		—	—	119,500	5.46%	6.14%
2021	187,065	5.01%		—	—	187,065	8.54%	5.01%
2022	146,439	4.59%		—	—	146,439	6.69%	4.59%
2023	108,642	5.10%		200,000	2.96%	308,642	14.09%	3.77%
2024	—	—%		—	—	—	—%	—%
2025	105,572	3.45%		—	—	105,572	4.82%	3.45%
2026	—	—%		—	—	—	—%	—%
Thereafter	1,123,029	4.19%		—	—	1,123,029	51.27%	4.19%
Total	$1,990,493	4.63%		$200,000	2.96%	$2,190,493	100.0%	4.49%

Line of Credit Borrowing(2)	—			30,000	2.37%	30,000

Note Premiums	3,253			—		3,253

Total Debt	1,993,746			230,000		2,223,746

Deferred Financing Costs	(22,031)			(1,698)		(23,729)

Total Debt, net	1,971,715	4.69%	(1)	228,302	3.05%	2,200,017		4.53%	(1)

Average Years to Maturity	13.0			5.2		12.2

______________________
1.     Reflects effective interest rate including amortization of note premiums and amortization of deferred loan cost for secured, unsecured and total debt.
2. Reflects outstanding balance on the Line of Credit as of December 31, 2017. The Line of Credit matures in October 2021.

4Q 2017 Supplemental information	17	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures Definitions and Other Terms

This document contains certain Non-GAAP measures used by management that we believe are helpful in understanding our business, as further discussed in the paragraphs below. We believe investors should review these Non-GAAP measures along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. Our definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.
FUNDS FROM OPERATIONS (FFO). We define FFO as net income, computed in accordance with GAAP, excluding gains and actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, impairments, if any, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of non-refundable right-to-use payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
NORMALIZED FUNDS FROM OPERATIONS (NORMALIZED FFO). We define Normalized FFO as FFO excluding the following non-operating income and expense items: a) the financial impact of contingent consideration; b) gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs; c) property acquisition and other transaction costs related to mergers and acquisitions; and d) other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
FUNDS AVAILABLE FOR DISTRIBUTION (FAD). We define FAD as Normalized FFO less non-revenue producing capital expenditures.
We believe that FFO, Normalized FFO and FAD are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of depreciation, amortization, impairments, if any, and actual or estimated gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt, property acquisition and other transaction costs related to mergers and acquisitions from Normalized FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
INCOME FROM PROPERTY OPERATIONS, EXCLUDING DEFERRALS AND PROPERTY MANAGEMENT. We define Income from property operations, excluding deferrals and property management as rental income, utility income and right-to-use income less property operating and maintenance expenses, real estate tax, sales and marketing expenses, property management and the GAAP deferral of right-to-use contract upfront payments and related commissions, net. We believe that this Non-GAAP financial measure is helpful to investors and analysts as a measure of the operating results of our manufactured home and RV communities.

4Q 2017 Supplemental information	18	Equity LifeStyle Properties, Inc.

The following table reconciles Net income available for Common Stockholders to Income from property operations (amounts in thousands):

	Quarters Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income available for Common Stockholders	$44,993	$36,966	$189,904	$164,037
Perpetual preferred stock dividends and original issuance costs	18	2,316	7,685	9,226
Income allocated to non-controlling interests - Common OP Units	2,963	3,099	12,788	13,869
Equity in income of unconsolidated joint ventures	(889)	(463)	(3,765)	(2,605)
Income before equity in income of unconsolidated joint ventures	$47,085	$41,918	$206,612	$184,527
Right-to-use upfront payments, deferred, net	342	652	4,108	3,079
Gross revenues from home sales	(11,430)	(8,952)	(36,302)	(37,191)
Brokered resale revenues and ancillary services revenues, net	290	(258)	(3,798)	(2,994)
Interest income	(2,038)	(1,793)	(7,580)	(6,845)
Income from other investments, net	(1,877)	(736)	(5,795)	(7,310)
Right-to-use contract commissions, deferred, net	18	(11)	(354)	(223)
Property management	12,509	11,413	51,252	47,083
Depreciation on real estate and rental homes	30,606	30,198	121,455	117,400
Amortization of in-place leases	103	1,234	2,231	3,373
Cost of homes sales	11,122	8,949	36,513	37,456
Home selling expenses	885	1,027	4,186	3,575
General and administrative	8,398	7,688	31,737	31,004
Other expenses, including property rights initiatives (1)	334	2,950	1,148	4,986
Early debt retirement	2,785	—	2,785	—
Interest and related amortization	25,842	25,395	100,570	102,030
Income from property operations, excluding deferrals and property management	124,974	119,674	508,768	479,950
Right-to-use contracts, deferred and sales and marketing, deferred, net	(360)	(641)	(3,754)	(2,856)
Property management	(12,509)	(11,413)	(51,252)	(47,083)
Income from property operations	$112,105	$107,620	$453,762	$430,011

______________________
1. Other expenses, including property rights initiatives includes net expense of $2.4 million for the quarter and year ended December 31, 2016, related to resolution of the California lawsuits.

4Q 2017 Supplemental information	19	Equity LifeStyle Properties, Inc.

EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION (EBITDA) AND ADJUSTED EBITDA. EBITDA is defined as net income or loss before interest income and expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding the following non-operating income and expense items: a) the financial impact of contingent consideration; b) gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs; c) property acquisition and other transaction costs related to mergers and acquisitions; d) GAAP deferral of right-to-use contract upfront payments and related commissions, net; e) depreciation on unconsolidated joint ventures; f) impairments, if any; and g) other miscellaneous non-comparable items. EBITDA and Adjusted EBITDA provide us with an understanding of one aspect of earnings before the impact of investing and financing charges. We believe that EBITDA and Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because the measures are widely used to measure a company’s operating performance and they are used by rating agencies and other parties, including lenders, to evaluate our creditworthiness.
The following table reconciles Consolidated net income to EBITDA and Adjusted EBITDA (amounts in thousands):

	Quarters Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Consolidated net income	$47,974	$42,381	$210,377	$187,132
Interest Income	(2,038)	(1,793)	(7,580)	(6,845)
Depreciation on real estate assets and rental homes	30,606	30,198	121,455	117,400
Amortization of in-place leases	103	1,234	2,231	3,373
Depreciation on corporate assets	334	280	1,263	1,120
Interest and related amortization	25,842	25,395	100,570	102,030
EBITDA	102,821	97,695	428,316	404,210
Right-to-use contract upfront payments, deferred, net	342	652	4,108	3,079
Right-to-use contract commissions, deferred, net	18	(11)	(354)	(223)
Depreciation on unconsolidated joint ventures	362	324	1,533	1,292
Transaction costs	400	292	724	1,217
Early debt retirement	2,785	—	2,785	—
Litigation Settlement, net		2,415		2,415
Preferred stock original issuance costs	—	—	757	—
Adjusted EBITDA	$106,728	$101,367	$437,869	$411,990
CORE. The Core properties include properties we owned and operated during all of 2016 and 2017. We believe Core is a measure that is useful to investors for annual comparison as it removes the fluctuations associated with acquisitions, dispositions and significant transactions or unique situations.
NON-CORE. The Non-Core properties include all properties that were not owned and operated in 2016 and 2017. This includes, but is not limited to, three properties acquired during 2017, four properties acquired during 2016, and Tropical Palms RV Resort. Non-Core properties also includes Sunshine Key and Fiesta Key RV Resorts.
INCOME FROM RENTAL OPERATIONS, NET OF DEPRECIATION. We use Income from rental operations, net of depreciation as an alternative measure to evaluate the operating results of our home rental program. Income from rental operations, net of depreciation, represents income from rental operations less depreciation expense on rental homes. We believe this measure is meaningful for investors as it provides a complete picture of the home rental program operating results including the impact of depreciation which affects our home rental program investment decisions.
NON-REVENUE PRODUCING IMPROVEMENTS. Represents capital expenditures that will not directly result in increased revenue or expense savings and are primarily comprised of common area improvements, furniture, and mechanical improvements.
FIXED CHARGES. Fixed charges consist of interest expense, amortization of note premiums and debt issuance costs.

4Q 2017 Supplemental information	20	Equity LifeStyle Properties, Inc.